Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237586

PROSPECTUS SUPPLEMENT dated June 10, 2022
(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT CREDIT COMPANY INC.

$225,000,000 of Common Stock

Up to 800,000 Shares of 6.50% Series C Term Preferred Stock due 2031
Liquidation Preference $25 per share

Up to 200,000 Shares of 6.75% Series D Preferred Stock
Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated December 20, 2021, or the “Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of (1) shares of our common stock, par value $0.001 per share, or the “common stock,” (2) shares of our 6.50% Series C Term Preferred Stock due 2031, or the “Series C Term Preferred Stock,” and (3) shares of our 6.75% Series D Preferred Stock, or the “Series D Preferred Stock” and, together with the Series C Term Preferred Stock, the “Preferred Stock,” pursuant to the second amended and restated at market issuance sales agreement, dated December 20, 2021, with B. Riley Securities, Inc., or the “Sales Agreement.” This prospectus supplement provides certain updated financial information for the Company as of May 31, 2022 and certain other updated information for the Company as of May 18, 2022.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or Preferred Stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-26 of the December Supplement and page 20 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Credit Company Inc., a Delaware corporation, and its consolidated subsidiaries.

UPDATED FINANCIAL INFORMATION

Management’s unaudited estimate of the range of the net asset value per share of our common stock as of May 31, 2022 was between $10.95 and $11.05.

UPDATE TO “AT-THE-MARKET” OFFERING

On May 18, 2022, the Company updated the aggregate offering price of common stock to be sold pursuant to the Sales Agreement to $225,000,000 (exclusive of any shares of common stock previously sold pursuant to the Sales Agreement). In addition, the Company updated the amount of shares of Preferred Stock to be sold pursuant to the Sales Agreement to 800,000 shares of Series C Term Preferred Stock, with an aggregate liquidation preference of $20,000,000, and 200,000 shares of Series D Preferred Stock, with an aggregate liquidation preference of $5,000,000 (in each case, exclusive of any shares of Preferred Stock previously sold pursuant to the Sales Agreement).